Exhibit 99.1
Vestin Realty Mortgage II, Inc.
Declares Monthly Dividend of $0.045 Per Share
For The Month of September 2007

Las Vegas – September 20, 2007 – Vestin Realty Mortgage II, Inc. (Nasdaq:VRTB) a real estate investment trust (“REIT”) announced that on September 19, 2007, its Board of Directors declared a cash dividend of $0.045 per common share for the month of September 2007, payable on October 30, 2007 to shareholders of record as of October 10, 2007.

About Vestin Realty Mortgage II, Inc.

Vestin Realty Mortgage II, Inc. is a real estate investment trust (“REIT”) that invests in short-term secured loans to commercial borrowers.  As of June 30, 2007, Vestin Realty Mortgage II, Inc. had assets of over $342 million. Vestin Realty Mortgage II, Inc. is managed by Vestin Mortgage, Inc., which is a subsidiary of Vestin Group, Inc., a well-known asset management, real estate lending and financial service company.  Since 1995, Vestin Mortgage Inc.’s mortgage activities have facilitated more than $2.0 billion in lending transactions.

Forward-Looking Statements

Certain information discussed in this press release may constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995 and the federal securities laws.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved.  Readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties, such as the Company’s potential inability to accurately forecast its operating results; the Company’s potential inability to achieve profitability or generate positive cash flow; the availability of financing; defaults on outstanding loans; unexpected difficulties encountered in pursuing our remedies if a loan is in default; a decline in the value of collateral securing our loans and other risks associated with the Company’s business.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

CONTACT:

Vestin Mortgage, Inc.
James Townsend
702-227-0965